CSMC 07-Grp 1 Jan 29, 2007 12:20	All records	Credit Suisse

Sellers	No of Loans	Total Scheduled Balance	%
DLJMC	1,461	370,023,227.11	51.97
Credit Suisse Financial Corporation	781	179,441,174.11	25.20
American Home Mortgage	319	69,386,760.71	9.75
ASC (Wells Fargo)	68	15,746,231.98	2.21
National City Mortgage Corporation	25	11,459,727.00	1.61
HomeAmerican Mortgage Corporation	30	7,853,389.04	1.10
Indy Mac Bank, FSB	6	7,640,277.36	1.07
GreenPoint Mortgage Corporation	27	7,158,526.59	1.01
MILA	27	6,138,031.43	0.86
Oak Street Mortgage, LLC	23	4,784,291.92	0.67
Other	116	32,297,155.57	4.54
Total:	2,883	711,928,792.82	100.00

Servicer	No of Loans	Total Scheduled Balance	%
Select Portfolio Servicing, In	2,301	555,445,275.19	78.02
America's Servicing Company	516	127,279,457.05	17.88
National City Mortgage Corpora	25	11,459,727.00	1.61
Indy Mac Bank, FSB	6	7,640,277.36	1.07
GreenPoint Mortgage Corporatio	27	7,158,526.59	1.01
ABN AMRO Mortgage Corporation	6	1,854,825.99	0.26
Countrywide Home Loans, Inc.	2	1,090,703.64	0.15
Total:	2,883	711,928,792.82	100.00

Disclaimer: The analyses, calculations, and valuations herein are based on certain assumptions and data provided by third parties which may vary from the actual characteristics of the pool. Credit Suisse makes no representation that such analyses or calculations are accurate or that such valuations represent levels where actual trades may occur. Investors should rely on the information contained in or filed in connection with the prospectus / prospectus supplement.